Exhibit (a)(9)



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                                             PRESS RELEASE
                                             FOR IMMEDIATE RELEASE



MacKenzie Patterson, Inc.
1640 School Street, Suite 100
Moraga, California 94556
Telephone: 510-631-9100

September 17, 2001

         Offer to purchase Units of limited partnership interest (the "Units") in BRAUVIN REAL ESTATE FUND L.P. 4, a Delaware limited partnership (the "Partnership") extended through October 1, 2001.

         MP FALCON GROWTH FUND, LLC; ACCELERATED HIGH YIELD INSTITUTIONAL INVESTORS, LTD.; MP VALUE FUND 7, LLC; MP VALUE FUND 4, LLC; MP DEWAAY FUND, LLC; MORAGA FUND 1, L.P; MORAGA GOLD, LLC; MP INCOME FUND 13, LLC; STEVEN GOLD and PREVIOUSLY OWNED PARTNERSHIPS INCOME FUND II, L.P. (the "Bidders") have extended the expiration date of their tender offer for Units of limited partnership interest in BRAUVIN REAL ESTATE FUND L.P. 4, a Delaware limited partnership (the "Partnership"). The Expiration date is hereby extended from September 17, 2001 to October 1, 2001. As of the date of this amendment a total of 381 Units had been tendered to the bidders by security holders and not withdrawn.

         Recent world events and disruptions of the financial markets to date will not have any effect on the terms of the offer.


         For further information, contact Christine Simpson at the above telephone number.